Exhibit 99.1

Arena Pharmaceuticals, Inc.

6166 Nancy Ridge Drive

San Diego, California 92121

(858) 453-7200

www.arenapharm.com	Press Release

Arena Pharmaceuticals Announces Financial Results for the Fourth Quarter and Full Year of 2003

San Diego, CA, January 20, 2004   /PRNEWSWIRE/ - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported revenues of $1.6 million for the quarter ended December 31, 2003, compared to fourth quarter 2002 revenues of $6.4 million, and $12.8 million in revenues for the full year ended December 31, 2003, compared to $19.4 million in revenues for the full year ended December 31, 2002.  Arena earns revenues under its collaborations primarily from research funding, milestone payments, and technology access and development fees.  Arena reported a net loss allocable to common stockholders for the fourth quarter and the full year of 2003 of $14.7 million, or $.58 per share, and $47.1 million, or $1.74 per share, respectively.  This compares with a net loss allocable to common stockholders for the fourth quarter and the full year of 2002 of $8.8 million, or $.32 per share, and $32.8 million, or $1.19 per share, respectively.

Research and development expenses totaled $13.1 million in the fourth quarter of 2003, compared to $13.3 million in the fourth quarter of 2002.  In the year ended December 31, 2003, research and development expenses totaled $50.9 million, compared to $44.4 million in the full year ended December 31, 2002.  General and administrative expenses totaled $2.5 million in the fourth quarter of 2003, compared to $2.0 million in the fourth quarter of 2002.  In the year ended December 31, 2003, general and administrative expenses totaled $8.6 million, compared to $7.5 million in the year ended December 31, 2002.

Cash, cash equivalents and short-term investments totaled $154.0 million at December 31, 2003, and reflects net cash proceeds of $34.2 million from a private placement and net cash proceeds of $12.6 million from the sale and leaseback of one of Arena’s facilities.

“Last year was pivotal as Arena began transitioning discoveries made via our GPCR technologies into drug development” stated Jack Lief, Arena’s President and Chief Executive Officer. “I’m pleased to report that we are on schedule to begin human testing of our obesity drug candidate next month and are in the pre-clinical testing stages for our sleep and diabetes candidates, which are expected to enter human clinical testing in the next 12 to 18 months, assuming satisfactory toxicology results. We continue to make excellent progress in our research programs, and begin the new year with a strong financial position after last month’s financing and sale and leaseback.”

Arena is a biopharmaceutical company seeking to discover and develop drugs that act on an important class of drug targets called G protein-coupled receptors, or GPCRs. Arena uses its Constitutively Activated Receptor Technology, or CART™, Melanophore technology and other proprietary technologies to identify small molecules that may lead to new drugs in four major therapeutic areas: metabolic diseases, cardiovascular diseases, central nervous system disorders and inflammatory diseases.

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties.  Such forward-looking statements include statements about Arena’s strategy, technologies, preclinical and clinical programs, future achievements, and statements that are not historical facts, including statements about Arena’s ability to identify and develop small molecules or which are preceded by the words “will,” “expect” or similar words.  For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995.  Actual events or results may differ materially from Arena’s expectations.  Important factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s SEC reports, including Arena’s most recent quarterly report on Form 10-Q.  These forward-looking statements represent Arena’s judgment as of the date of this release.  Arena disclaims any intent or obligation to update these forward-looking statements.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
	(unaudited)

Revenues
Total revenues	$1,616,394	$6,364,224	$12,834,279	$19,421,765

Expenses

Research and development	13,123,107	13,260,823	50,885,417	44,399,136
General and administrative	2,526,921	2,035,225	8,553,910	7,499,011
Amortization of non-cash deferred compensation	681,296	444,522	3,236,087	2,264,934
Amortization of acquired technology	405,305	405,305	1,621,220	1,586,127
Total expenses	16,736,629	16,145,875	64,296,634	55,749,208
Interest and other income, net	510,181	1,003,108	4,402,916	5,284,302
Investment writedown	—	—	—	(1,786,797)
Net loss	(14,610,054)	$(8,778,543)	(47,059,439)	(32,829,938)
Dividends on redeemable convertible preferred stock	(26,858)	—	(26,858)	—
Accretion of discount related to redeemable convertible preferred stock	(35,516)	—	(35,516)	—
Net loss allocable to common stockholders	$(14,672,428)	$(8,778,543)	$(47,121,813)	$(32,829,938)

Net loss per share, basic and diluted	$(0.58)	$(0.32)	$(1.74)	$(1.19)

Shares used in calculating net loss per share, basic and diluted	25,464,075	27,545,937	27,159,234	27,487,537

Condensed Consolidated Balance Sheet Data

	December 31, 2003	December 31, 2002
	(Note)
Assets
Cash, cash equivalents and short-term investments	$154,016,883	$185,142,885
Other current assets	4,758,673	8,166,767
Land, property and equipment, net	55,729,472	44,073,365
Acquired technology, investments and other assets	15,393,081	17,507,030
Total assets	$229,898,109	$254,890,047
Liabilities and Stockholders’ Equity
Liabilities	$20,973,873	$12,838,346
Redeemable convertible preferred stock	25,776,104	—
Stockholders’ equity	183,148,132	242,051,701
Total liabilities and stockholders’ equity	$229,898,109	$254,890,047

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

Arena also announced that it intends to hold its 2004 Annual Meeting of Stockholders on Friday, June 11, 2004, at 10:00 a.m. San Diego local time, at Arena’s offices located at 6150 Nancy Ridge Drive, San Diego, California 92121.

Arena will be hosting both a telephone and live Internet fourth quarter and full year 2003 conference call on Tuesday, January 20, 2004, at 5:00 p.m. Eastern Time (2:00 p.m. San Diego Time).

Jack Lief, President and Chief Executive Officer will discuss Arena’s financial results, its recent equity financing, its recent sale and leaseback of one of its facilities and other topics. A Question and Answer session will follow the presentation.  To access by telephone, dial in toll free at (800) 450-0788 (the international dial in number is (612) 332-0523), and specify that you would like to join the “Fourth Quarter Earnings Conference Call.” To access the call via the Internet, go to www.arenapharm.com and click on “Investor Relations.” Then, click on “Calendar of Events.” The conference call will be listed at the top of the page. Click on the “Live Webcast” link. Then, follow the links and instructions provided. Listening to the conference call on the Internet will require speakers and Microsoft Windows Media Player. An archive of the webcast will be available on Arena’s website until January 27, 2004.

Arena Pharmaceuticals® and Arena® are registered service marks of the company.  CART™ is an unregistered service mark of the company.  Arena’s headquarters are at 6166 Nancy Ridge Drive, San Diego, CA 92121, and its telephone number is (858) 453-7200.  On the Internet, please refer to Arena’s website: www.arenapharm.com for further information.

For further information, contact:       Jack Lief, President & CEO: (858) 453-7200, extension 223

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